UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 28, 2005

TeraForce Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-11630	76-0471342
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1240 East Campbell Road, Richardson, Texas		75081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	469-330-4960

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 28, 2005 our wholly-owned subsidiary,DNA Computing Solutions, Inc. ("DCS"), expanded its revolving credit arrangement with FirstCapital Bank ("FirstCapital") by entering into a new Loan Agreement whereby it can borrow up to $550,000 on a revolving basis. The new loan bears interest at prime plus 2% and all amounts outstanding under the loan are due July 31, 2005. The new loan is secured by certain intangible assets of DCS and by guaranties provided by a group of investors, including one of our directors.

This loan is in addition to previous loans with FirstCapital amounting to $1,175,000 which are secured by the same group of investors providing the guaranies for the new $550,000 loan.

Item 3.02. Unregistered Sales of Equity Securities.

Aa consideration for providing the guaranties that secure the loan agreement referred to in Section 2.03 herein, we have entered into a Reimbursement Agreement dated January 26, 2005 with the guarantors. Pursuant to the Reimbursement Agreement and related agreements, the investors have the right to purchase 3,437,500 shares of our common stock for $550,000 in cash, the proceeds of which will be used to repay amounts outstanding under the new loan agreement and to provide for the release of the guaranties. In addition, the guarantors have recieved warrants to pruchase an aggregate of 6,875,000 shares of our common stock at a price of $0.17 per share. The warrants may be exercised at any time through January 31, 2011.

We have entered into a registration rights agreement with each of the investors and have agreed to file a registration statement registering the shares of common stock to be issued upon exercise of the conversion rights and the warrants no later than March 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeraForce Technology Corporation

February 1, 2005	By:	Herman M. Frietsh

Name: Herman M. Frietsh
Title: Chairman and CEO

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Exhibit Index

Exhibit No.	Description

4.1	Form of Warrant
4.2	Form of Registration Rights Agreement
10.1	Reimbursement Agreement
10.2	Loan Agreement